EXHIBIT 99.1

News Release Dated September 28, 2021

Navient, Maximus Announce Proposal to Transfer Federal Student Loan Servicing Contract, Pending Government Approval

WILMINGTON, Del. and RESTON, Va., Sept. 28, 2021 (GLOBE NEWSWIRE) -- Navient (Nasdaq: NAVI) and Maximus (NYSE: MMS) announced today that the companies have signed a definitive agreement to transfer the loan servicing for U.S. Department of Education-owned student loan accounts from Navient to Maximus through a contract novation, subject to the Department’s approval. In consultation with the U.S. Department of Education office of Federal Student Aid (FSA), Navient and Maximus have submitted a preliminary request for review. The contract novation will be subject to the consent of FSA.

Following receipt of all necessary approvals including FSA approval and other customary closing conditions, Navient would exit the Department of Education student loan servicing program as planned. The program would join the FSA portfolio at Maximus which includes the Debt Management and Collections System (DMCS) contract and the Next Generation (“Next Gen”) Business Process Operations (BPO) contract vehicle.

“Navient is pleased to work with the Department of Education and Maximus to provide a smooth transition to borrowers and Navient employees as we continue our focus on areas outside of government student loan servicing,” said Jack Remondi, Navient President and CEO. “Maximus will be a terrific partner to ensure that borrowers and the government are well served, and we look forward to receiving FSA approval.”

“We look forward to the successful completion of this contract novation and working in partnership with Navient and FSA in the successful migration of operations for this critical function. We are pleased to further our strong track record of supporting FSA as we expand into federally originated student loan servicing,” said Teresa Weipert, General Manager for the Maximus U.S. Federal Services Segment. “This contract enables Maximus to apply our deep understanding of the needs of student borrowers and our industry leading customer service to assist FSA in successfully serving millions of student loan borrowers.”

Under the proposed transaction, many Navient employees on the Department of Education loan servicing team will transfer to Maximus. This will ensure operational continuity of the high-quality service delivered to FSA customers as well as the use of the same leading-edge technology employed today.

Navient and Maximus are committed to working together and believe this plan gives the government a reliable approach to support borrower success and advance its vision for next-generation servicing. The contract novation is expected to be finalized in the quarter beginning October 1, 2021.

About Navient
Navient (Nasdaq: NAVI) is a leading provider of education loan management and business processing solutions for education, healthcare, and government clients at the federal, state, and local levels. We help our clients and millions of Americans achieve success through technology-enabled financing, services, and support. Learn more at Navient.com.

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About Maximus
Since 1975, Maximus (NYSE: MMS) has operated under its founding mission of Helping Government Serve the People®, enabling citizens around the globe to successfully engage with their governments at all levels and across a variety of health and human services programs. Maximus delivers innovative business process management and technology solutions that contribute to improved outcomes for citizens and higher levels of productivity, accuracy, accountability, and efficiency of government-sponsored programs. With approximately 34,000 employees worldwide, Maximus is a proud partner to government agencies in the United States, Australia, Canada, Italy, Saudi Arabia, Singapore, South Korea, Sweden, and the United Kingdom. For more information, visit maximus.com.

Contacts:	Investor Relations	Media & Public Relations

	Nathan Rutledge 703.984.6801 nathan.rutledge@navient.com	Paul Hartwick 302.283.4026 paul.hartwick@navient.com

	James Francis 703.251.8526	Eileen Rivera 571.329.3410

	JamesBFrancis@maximus.com	EileenRivera@maximus.com

Madison West 703.251.8443

MadisonTWest@maximus.com

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